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                                                                   Exhibit 10.12




                          EXCLUSIVE LICENSE AGREEMENT

                                    BETWEEN

                     CHILDREN'S MEDICAL CENTER CORPORATION

                                      AND

                           BOSTON LIFE SCIENCES INC.

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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

ARTICLE I. DEFINITIONS ....................................................    1

ARTICLE II. GRANT .........................................................    3

ARTICLE III. DUE DILIGENCE ................................................    5

ARTICLE IV. ROYALTIES AND OTHER PAYMENTS ..................................    6

ARTICLE V. REPORTS AND RECORDS ............................................    8

ARTICLE VI. PATENT PROSECUTION ............................................    9

ARTICLE VII. INFRINGEMENT .................................................   10

ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS ............   11

ARTICLE IX. EXPORT CONTROLS ...............................................   12

ARTICLE X. ARBITRATION ....................................................   12

ARTICLE XI. NON-USE OF NAMES ..............................................   13

ARTICLE XII. ASSIGNMENT ...................................................   13

ARTICLE XIII. TERM AND TERMINATION ........................................   14

ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS ..................   15

ARTICLE XV. CONFIDENTIALITY ...............................................   15

ARTICLE XVI. GENERAL PROVISIONS ...........................................   16

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                           EXCLUSIVE LICENSE AGREEMENT

     This Agreement is made and entered into as of the date last written below (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and Boston Life Sciences, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at 31 Newbury Street, Suite 300, Boston, MA 02116 (hereinafter referred to as "LICENSEE").

     WHEREAS, CMCC is the owner of certain Patent Rights (as that term shall be defined hereafter) that have been developed as set forth in U.S. Patent Application Serial No. 08/921,902, filed September 2, 1997, entitled "Methods for Modulating the Axonal Outgrowth of Central Nervous System Neurons (CMCC 600) by Larry Benowitz, and has the right to grant exclusive licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

     WHEREAS, CMCC desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder on the terms and conditions described herein;

     WHEREAS, LICENSEE has represented to CMCC that LICENSEE is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights in accordance with the terms and conditions described herein so that public utilization shall result therefrom; and

     WHEREAS, LICENSEE desires to obtain an exclusive license under the Patent Rights on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

     For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

     A. "Affiliate shall mean any company or other legal entity controlling, controlled by or under common control with LICENSEE. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or
(iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.

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     B.  "Combination Product(s) or Process(es)" shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights.

     C. "Field of Use" shall mean the diagnosis, prevention or treatment of central nervous system disease or condition in humans or animals.

     D. "First Commercial Sale" shall mean with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by LICENSEE, following approval of such Licensed Product's or Licensed Process's marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

     E.  "Licensed Product" shall mean any product or part thereof:

         1. The manufacture, use or sale of which would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

         2. The manufacture of which uses a "Licensed Process" as that term shall be defined hereafter.

     F. "Licensed Process" shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

     G. "LICENSEE" shall mean LICENSEE and/or its successor(s) or assignee(s) and/or its Affiliates.

     H. "Net Sales" shall mean gross receipts received by LICENSEE, LICENSEE's SUBLICENSEE's or LICENSEE's Affiliates for Licensed Products and Licensed Processes produced hereunder, less the sum of the following:

         1.   Discounts allowed in amounts customary in the trade.

         2. Sales taxes, tariff duties and/or use taxes directly imposed and with reference to particular sales.

         3. Outbound transportation and delivery charges (including insurance premiums related to transportation and delivery) prepaid or allowed.

         4.   Amounts allowed or credited on returns.

     No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll or for the cost of collections. Licensed Products and Licensed Processes shall be considered "sold" when

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billed out or invoiced. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Licensed Product or Licensed Process under this Agreement: (i) the transfer of a Licensed Product or Licensed Process to an Affiliate for sale by the Affiliate in a transaction that will be royalty bearing; (ii) the transfer of a Licensed Product or Licensed Process to a third party without consideration to LICENSEE in connection with the development or testing of a Licensed Product or Licensed Process; or (iii) the transfer of a Licensed Product or Licensed Process to a third party without consideration in connection with the marketing or promotion of the Licensed Product or Licensed Process.

     I. "Patent Rights" shall mean all of the following intellectual property which CMCC owns or has rights to during the term of this Agreement:

          1. The United States and foreign patents and/or application listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

          2. The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

          3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which relate to subject matter specifically described in the United States and foreign patent applications described in Appendix 1.

          4. Claims of all later filed foreign patent applications, and of the resulting patents, which relate to subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph I.

          5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph I.

     J. "SUBLICENSEE" shall mean a person or entity unaffiliated with LICENSEE to whom LICENSEE has granted a sublicense under this Agreement.

                                ARTICLE II. GRANT

     A. CMCC hereby grants to LICENSEE the worldwide right and exclusive license to make, have made, use, lease and sell the Licensed Products and to practice the Licensed Processes for the Field of Use to the end of the term for which the Patent Rights are granted, unless sooner terminated as provided in this Agreement.

     B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, irrevocable license to practice, and to sublicense other non-profit research organizations to practice, the Patent Rights for noncommercial research purposes only.

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     C. Notwithstanding anything above to the contrary, the license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

     D. LICENSEE agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

     E. In order to establish exclusivity for LICENSEE, CMCC hereby agrees that it shall not, without LICENSEE's prior written consent, grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products or to use the Licensed Processes in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

     F. LICENSEE shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. Such sublicenses will terminate upon the termination of LICENSEE's rights granted herein unless events of default are cured by LICENSEE or SUBLICENSEE within thirty (30) days of notification by CMCC of default and/or as provided by the terms of this Agreement.

     G. LICENSEE agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (Miscellaneous Provisions) of this Agreement shall be binding upon the SUBLICENSEE as if it were a party to this Agreement. LICENSEE further agrees to attach a copy of this Agreement to all sublicense agreements, deleting economic terms when and as appropriate.

     H. LICENSEE agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements. LICENSEE further agrees to forward to CMCC annually a copy of such reports received by LICENSEE from its SUBLICENSEES during the preceding twelve
(12) month period as shall be pertinent to a royalty accounting under the applicable sublicense.

     I. LICENSEE shall advise CMCC in writing of any consideration received from SUBLICENSEES. LICENSEE shall not accept from any SUBLICENSEE anything of value in lieu of cash payments to discharge SUBLICENSEE's payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld.

     J. The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppels or otherwise as to any technology not described in the Patent Rights.

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                           ARTICLE III. DUE DILIGENCE

     A. Licensee shall use its good faith and diligent efforts to bring one or more Licensed Products and/or Licensed Processes to market as soon as reasonably practicable, consistent with sound and reasonable business practices and judgment, through a thorough, vigorous and aggressive development program. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products and/or Licensed Processes reasonably available to the public. In the event Licensee decides not to exploit a licensed Patent Right, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right.

     B. The parties acknowledge that LICENSEE has provided to CMCC prig to the date of execution of this Agreement a written commercialization development plan ("Development Plan"), setting forth the initial indications and markets for Licensed Products and Licensed Processes, including to the extent practicable:
(i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent reasonable efforts, consistent with industry norms for similar technology and applications, to bring Licensed Products and Licensed Processes to the marketplace; and (ii) actual or projected . financial resources and/or strategic alliances that will be required to implement the Development Plan. The Development Plan is attached hereto as Appendix 2 and is hereby incorporated herein by reference.

     C. LICENSEE shall use good faith and diligent efforts to accomplish the following milestones, as set forth in the Development Plan, and to manufacture and distribute Licensed Products and Licensed Processes:

     3.C.1. within 18 months of Effective Date, the filing of an IND
            (Investigational New Drug Application) in the U.S. for a Licensed Product by LICENSEE
     3.C.2. within 2 years of Effective Date, the sublicensing of Patent Rights to a Development partner
     3.C.3. upon sublicensing of Patent Rights to a Development Partner, provision of sponsored research monies to Dr. Larry Benowitz's laboratory to fund two years of work on projects relating to subject matter specifically described in Patent Rights
     3.C.4. within 2 years of Effective Date, the initiation of Phase I or Phase
            I/II clinical trials of a Licensed Product
     3.C.5. within 4 years of Effective Date, the initiation of Phase III
            Clinical Trials of a Licensed Product
     3.C.6. within 6 years of Effective Date the filing of an BLA in the U.S.
            for a Licensed Product by Licensee

     D. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its assent to any revision of the objective(s) set forth in the Development Plan when requested in writing by LICENSEE and supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that LICENSEE could not have reasonably avoided; or (ii) that LICENSEE, its Affiliates and/or

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SUBLICENSEES have expended good faith and diligent efforts and adequate resources to meet said objective.

     E. In the event CMCC reasonably believes that LICENSEE is not diligently seeking to achieve the objectives set forth in the Development Plan in a timely manner, CMCC shall so notify LICENSEE in writing. LICENSEE shall have the option, exercisable by written notice to CMCC provided within ten (10) days after receipt of any such notice, to either: (i) receive a three (3) months grace period to establish to CMCC's reasonable satisfaction that LICENSEE is expending its good faith and diligent efforts and adequate resources to achieve said objectives; or (ii) agree to CMCC's termination of this Agreement as provided hereafter. In the event LICENSEE agrees to termination of this Agreement, CMCC shall immediately terminate the license granted to LICENSEE under this Agreement. In the event LICENSEE fails to establish its diligence to CMCC's reasonable satisfaction as provided above prior to expiration of the three (3) months grace period, CMCC shall have the right to terminate the license granted to LICENSEE under this Agreement.

     F. In the event LICENSEE fails to meet the objective(s) set forth in 3.C above in a timely manner, CMCC shall notify LICENSEE thereof in writing, and LICENSEE shall have thirty (30) days following such notification to establish to the reasonable satisfaction of CMCC that (i) it has met such objective(s); or
(ii) a revision to 3.C is necessary and appropriate as contemplated above. In the event LICENSEE fails to establish the same to CMCC's reasonable satisfaction; CMCC shall have the right in its discretion to terminate the license granted to LICENSEE under this Agreement or to convert the license granted to LICENSEE hereunder to a non-exclusive license on financial terms and conditions mutually agreed to by CMCC and LICENSEE.

                    ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

     A. For the rights, privileges and exclusive licenses granted hereunder, LICENSEE shall pay to CMCC the following amounts in the manner hereinafter provided until the end of the term of the last to expire Patent Right, unless this Agreement shall be sooner terminated as hereinafter provided:

          1. A license issue fee of $25,000 which license issue fee shall be deemed earned and due immediately upon the execution of this Agreement.

          2. LICENSEE shall make the following milestone payments to CMCC upon the occurrence of the following events ("Milestones"):

               (a)  $50,000 at the filing of an IND

               (b) $75,000 at the completion of Phase I clinical Trials for any indication

               (c)  $100,000 at the initiation of Phase III Clinical Trials

               (d)  $200,000 at the filing of an NDA

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          3.   Running Royalties in an amount equal to six percent (6%) of Net
               Sales of Licensed Products or Licensed Processes used, leased or sold by and/or for LICENSEE and/or its Affiliates.

          4. In the event LICENSEE has granted sublicenses under this Agreement, twenty percent (20%) of any and all payments received by LICENSEE from said SUBLICENSEES in consideration of permitting the SUBLICENSEE to practice the Patent Rights, including but not limited to sublicense issue fees, any lump sum payments, milestone payments; technology transfer payments or other similar fees, and royalties; provided that with respect to running royalties in connection with a SUBLICENSEE's sales of Licensed Products or Licensed Processes, LICENSEE shall pay to CMCC hereunder an amount equal to the royalty CMCC would have received from LICENSEE if such sales had been made by LICENSEE.

     B. No multiple royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

     C. To the extent that LICENSEE obtains subsequent to the date of this Agreement licenses to third party patents or other intellectual property that are necessary to produce or sell Licensed Products or Licensed Processes; LICENSEE may deduct from the royalty due to CMCC fifty percent (50%) of the royalties due on such third party patents or intellectual property up to an amount equal to fifty percent (50010) of royalties hereunder.

     D. For purposes of calculating royalties, in the event that a Licensed Product or Licensed Process includes both component(s) covered by a valid claim of a Patent Right ("Patented Component") and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a valid claim of a Patent Right ("Unpatented Component"), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods; provided that in no event shall royalties payable to CMCC hereunder be reduced to less than fifty percent (50%) of those otherwise due hereunder:

          1. By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process if sold separately; or

          2. In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable

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               hereunder shall be calculated by multiplying the Net Sales of the
               Combination Product or Combination Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s).and the Unpatented Component(s) contained in the Combination Product or Combination Process. Such fully allocated costs shall be determined by using LICENSEE's standard accounting procedures, which procedures must conform to standard cost accounting procedures.

     E. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at the Bank of Boston on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     F. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at the Bank of Boston on the due date. The payment of such interest shall not foreclose CMCC from. exercising any other rights it may have as a consequence of the lateness of any payment.

                         ARTICLE V. REPORTS AND RECORDS

     A. LICENSEE shall keep, and shall require its Affiliates and SUBLICENSEES to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable CMCC to determine the royalty and other amounts payable to CMCC under this Agreement. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be retained for at least five (5) years following the end of the calendar year to which they pertain.

     B. CMCC shall have the right to audit the books of account described above from time to time to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform these audits at CMCC's expense during LICENSEE's regular business hours.

     C. LICENSEE shall deliver to CMCC true and accurate reports by March 31st, for the period July 1 through December 31 of the previous year, and on September 30th, for the period January 1st through June 30th of the current year, giving such particulars of the business conducted by LICENSEE, its Affiliates and its SUBLICENSEES under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

          1. Number of Licensed Products and Licensed Processes manufactured and. sold.

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          2.   Aggregate billings for Licensed Products and Licensed Processes sold.

          3.   Accounting for all Licensed Products and Licensed Processes sold.

          4.   Applicable deductions.

          5.   Total royalties due based on Net Sales by or for LICENSEE.

          6.   Names and addresses of all SUBLICENSEES of LICENSEE.

          7.   Payments received by LICENSEE from Affiliates and SUBLICENSEES:

          8. Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

          9.   Royalties and Fees received from SUBLICENSEES.

     D. Until the First Commercial Sale of a Licensed Product or Licensed Process, LICENSEE shall provide to CMCC at least annually reasonable detail regarding the activities of LICENSEE and LICENSEE's Affiliates and SUBLICENSEES relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives, research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts.

     E. With each such report submitted, LICENSEE shall pay to CMCC the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

     F. On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide CMCC with LICENSEE's certified financial statements for the preceding fiscal year, including at a minimum a balance sheet and an operating statement.

                         ARTICLE VI. PATENT PROSECUTION

     A. LICENSEE, at its own expense and utilizing the Patent Attorneys of its choice, shall have the sole right and responsibility, after consultation with CMCC, for the filing, prosecution and maintenance during the term of this Agreement of any patent application and patents contained in the Patent Rights set forth in Appendix 1; provided, however, that CMCC shall have the right to approve LICENSEE's choice of patent attorneys, such approval not to be unreasonably withheld LICENSEE or its patent counsel shall provide CMCC with copies of all correspondence and documents filed with, or received from the United States Patent and Trademark Office or any foreign patent office or patent agent. In addition, LICENSEE agrees that , where permitted, any patent applications shall be filed, and/or issued in the name of CMCC, and that any and all official or `ribbon' copies of issued patents shall be forwarded to, and retained by, CMCC.

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     B. In the event LICENSEE elects not to file, prosecute, and/or maintain any patent applications and/or patents contained in the Patent Rights LICENSEE shall so notify CMCC at least thirty (30) days prior to taking, or not taking, any action which would result in abandonment, withdrawal or lapse of such patent or patent application. In such event, LICENSEE shall provide to CMCC any authorization necessary to permit CMCC to file, prosecute and/or maintain said patent applications and/or patents, at its own expense utilizing counsel of its choice, and,. further, CMCC shall be free to license such patent applications and/or patents to any other party. LICENSEE shall have no further royalty obligations under this Agreement with respect to any such Patent Right.

                            ARTICLE VII. INFRINGEMENT

     A. LICENSEE and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

     B. During the term of this License Agreement, LICENSEE shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights; provided, however that CMCC shall have the right to approve LICENSEE's choice of counsel, such approval not to be unreasonably withheld. In furtherance of such right, CMCC hereby agrees that LICENSEE may join CMCC as a party in any such suit, without expense to CMCC. No settlement, consent,,, judgment or other voluntary final disposition of any such suit may be entered into without the consent of CMCC which consent shall not unreasonably be withheld. LICENSEE shall indemnify CMCC against any order for costs that may be made against CMCC in any such suit.

     C. In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights, as provided in Paragraph 7.2, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due CMCC in Article *** and apply such amount toward reimbursement of LICENSEE's expenses, including attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of CMCC for any royalties past due or withheld and applied pursuant to this paragraph. Any balance remaining from any such recovery shall be apportioned 50% to LICENSEE and 50% to CMCC.

     D. If within six (6) months after receiving notice of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringement to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify CMCC, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, CMCC shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any cost of any such infringement action commenced solely by CMCC shall be borne by CMCC and CMCC shall keep any recovery or damages for past infringement derived therefrom. CMCC shall indemnify LICENSEE against any order for costs that may be made against LICENSEE in any such suit.

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     E. In any suit to enforce and/or defend the Patent Rights pursuant to this
License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     F. LICENSEE during the period of this License Agreement, shall have the-sole right, in accordance with the terms and conditions herein, to sublicense any alleged infringer for future use of the Patent Rights.

         ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

     A. LICENSEE shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license -ranted under this Agreement.

     B. LICENSEE's indemnification under Article VIII, Paragraph A above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

     C. LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     D. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a SUBLICENSEE, Affiliate or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide
(i) product liability coverage and (ii) contractual liability coverage for LICENSEE's indemnification under Article VIII, Paragraphs A through C of this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph
E. shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

     E. LICENSEE shall provide CMCC with written evidence of such insurance upon request of CMCC. LICENSEE shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

     F. LICENSEE shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a SUBLICENSEE, Affiliate or agent of LICENSEE and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

     G. Article VIII, Paragraphs A through F shall survive expiration or termination of this Agreement.

     H. OTHER THAN WARRANTIES SET FORTH HEREIN, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

                           ARTICLE IX. EXPORT CONTROLS

     It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued.

                             ARTICLE X. ARBITRATION

     A. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties within three (3) months following the initiation of said negotiations will be resolved in accordance with this paragraph.

          (a) Either party may give the other written notice of any dispute arising out of or relating to this Research Agreement which is not resolved in the ordinary course of business within said three (3) month period. Within fifteen (15) days of receipt of said notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to settle the dispute. If the matter has not been resolved within thirty (30) days of receipt of the notice prided above, or in the event the parties fail to meet within twenty (20) days of the receipt of said notice, either party may request in writing that the matter be submitted to mediation in accordance with, subparagraph (b) below.

          (b) Within fifteen (15) days of receipt of a request for medication as described above, the parties agree to commence mediation as described above, the parties agree to commence mediation in the City of Boston, Commonwealth of Massachusetts in accordance with the policies and procedures of Endispute, Inc. ("Endispute"). The parties shall select a mediator acceptable to both CMCC and LICENSEE from a list prided by Endispute. The parties agree to cooperate in good faith in said mediator's efforts to assist the parties to resolve the dispute. Each party agrees to pay fifty percent (50%) of the costs of said mediation. If the matter has not been resolved within thirty (30) days of the commencement of mediation, either party may request in writing that the matter be submitted to arbitration in accordance with subparagraph (c) below.

          (c) Any dispute arising under this License Agreement which is not resolved in accordance with either subparagraph (a) or (b), shall be determined by arbitration in the City of Boston, Commonwealth of Massachusetts, in accordance with the rules and regulations of the American Arbitration Association ("AAA"). Any such arbitration shall be conducted before a single arbitrator agreed upon by the parties, or, if the parties are unable to agree upon a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules and regulations. The arbitrators determination may be filed with the clerk of the court of competent jurisdiction as a final adjudication of the matter at issue, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

          (d) Nothing herein shall restrict the right of either party to institute legal proceeding to enable such party to obtain provisional injunctive relief while any arbitration is still pending.

     B. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                          ARTICLE XI. NON-USE OF NAMES

     LICENSEE shall not use the name of Children's Medical Center Corporation nor the name of any of its corporate affiliates or employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case, except that LICENSEE may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business. including United States and state security laws.

                             ARTICLE XII. ASSIGNMENT

     A. Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect.

     B. CMCC may assign this Agreement at any time to any corporate affiliate of CMCC without the prior consent of LICENSEE.

     C. Except as provided in Article XI, Paragraph D below. LICENSEE may assign this Agreement to another entity only with the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed.

     D. Notwithstanding anything herein to the contrary, in the event LICENSEE merges with another entity, is acquired by another entity; or sells all or substantially all of its assets to another entity, LICENSEE may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without CMCC's consent so long as: (i) LICENSEE is not then in breach of this Agreement;
(ii) the proposed assignee has a net worth at least equivalent to the net worth LICENSEE had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise comparable to LICENSEE in order to satisfy its obligations hereunder; (iv) LICENSEE provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; and (c) an agreement to perform the obligations of LICENSEE under this Agreement.

                       ARTICLE XIII. TERM AND TERMINATION

     A. The term of this Agreement shall be not less than fifteen (15) years or the life of the last expiring Patent Right, whichever period is the longer term.

     B. CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of LICENSEE: or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of LICENSEE: or any assignment by LICENSEE' for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of LICENSEE which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

     C. CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of LICENSEE's failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless LICENSEE shall make all such payments to CMCC within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have made all such payments to CMCC, the rights, privileges and licenses ;ranted hereunder shall terminate.

     D. Except as otherwise provided in Paragraph C above, CMCC may terminate this Agreement upon sixty (60) days prior written notice in the event of LICENSEE's breach or default of any material term or condition or warranty contained in this Agreement, unless LICENSEE shall cure such breach to CMCC's reasonable satisfaction within said sixty (60) day period. Upon the expiration of the sixty
(60) day period, if LICENSEE shall not have cured said breach to the reasonable satisfaction of CMCC, the rights, privileges and license granted hereunder shall terminate.

     E. LICENSEE shall have the right. to terminate- this Agreement at any time upon six (6) months' prior written notice to CMCC, and upon payment by LICENSEE of all amounts due CMCC through the effective date of termination.

     F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any SUBLICENSEE thereof may, however, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to CMCC the royalties thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Licensed Products.

            ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

     A. All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:

     In the case of CMCC:

              Director, Technology Transfer
              Office of Research Administration
              Children's Hospital
              300 Longwood Avenue
              Boston. MA 02115

     In the case of LICENSEE:

              Marc E. Lanser M.D.
              Executive VP
              Boston Life Sciences, Inc.
              31 Newbury Street, Suite 300
              Boston, MA 02116

     or such other address as either party shall notify the other in writing.

                           ARTICLE XV. CONFIDENTIALITY

     A. The parties agree to limit access to CMCC/LICENSEE Material that is marked as "Confidential," to exercise at least reasonable care to prevent disclosure of such Material to any third party, and to use such Material for research purposes only. These obligations of confidentiality shall not apply to information which can be demonstrated by written records to be previously known to the party receiving information or to information or material which is available to or becomes available from a public source or which is required to be disclosed to comply with a governmental law or regulation. This obligation shall continue for three (3) years following the date of termination of this Agreement, but may be modified by written agreement.

     B. Notwithstanding anything herein to the contrary, LICENSEE further acknowledges and agrees that Licensee Confidential Information shall not include data generated by CMCC or CMCC's employees, his/her associates, co-workers or staff in connection with the work done relating to the subject matter described in Patent Rights. LICENSEE and CMCC acknowledge that such data is subject to the disclosure limitation included in Article X of this Agreement.

     C. LICENSEE agrees that CMCC shall not be liable to LICENSEE or to any third party claiming by or through LICENSEE for any unauthorized disclosure or use of Licensee Confidential Material which occurs despite CMCC's compliance with its obligations under Article 15.A above.

                         ARTICLE XVI. GENERAL PROVISIONS

     A. All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

     B. This Agreement may be amended only by written agreement signed by the parties.

     C. It is expressly agreed by the parties hereto that CMCC and LICENSEE are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

     D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

     E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

     F. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     G. The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     H. LICENSEE agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

     I. Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     J. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.:

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN'S MEDICAL CENTER                      BOSTON LIFE SCIENCES, INC.
CORPORATION


By: /s/ William New                            By: /s/ Marc Lanser, M.D.
   -----------------------------                  ----------------------------

Name: William New                              Name: Marc E. Lanser, M.D.

Title: VP, Research Administration             Title: Executive VP


Acknowledged by:

/s/ Larry Benowitz
--------------------------------
Larry Benowitz

Appendix 1


U.S. Patent Applications:

Serial No.                 Filing Date:

08/921,902                 September 2, 1997

Appendix 2

Development Plan for Inosine:

                                       19